Exhibit 10.3

SUBLEASE

1.	PARTIES.

This Sublease, dated April , 2021 is made between Centrex Data Corporation dba centrexIT (“Sublessor”), and GreenBox POS (“Sublessee”).

2.	MASTER LEASE.

Sublessor is the lessee under a written lease dated February 13, 2018 (the “Master Lease”), wherein (“Lessor”) leased to Sublessor the real property located in the City of San Diego, County of San Diego, State of California, described as: 3131 Camino del Rio North, Suite 1400, San Diego, CA 92108 (“Master Premises”).

3.	PREMISES.

Sublessor hereby subleases to Sublessee on the terms and conditions set forth in this Sublease the following portion of the Master Premises: 3131 Camino del Rio North, Suite 1400 San Diego, CA 92108 (the “Premises”), approximately 14,474 rentable square feet.

4.	WARRANTY BY SUBLESSOR.

Sublessor warrants and represents to Sublessee that Sublessor is not now, and as of the commencement of the Term hereof will not be, in default or breach of any of the provisions of the Master Lease, and that Sublessor has no knowledge of any claim by Lessor that Sublessor is in default or breach of any of the provisions of the Master Lease.

5.	TERM.

The Sublease Term shall be for twenty-five (25) months. The Term of this Sublease shall commence on June 1, 2021, subject to Lessor Consent to this Sublease (the “Commencement Date”), such date to be adjusted based on the actual date of commencement. The Sublease Term shall expire coterminous with the Master Lease on June, 30, 2023. If for any reason Sublessor does not deliver Possession to Sublessee on the Commencement Date, the validity of this Sublease shall not be impaired. Notwithstanding the foregoing, if Sublessor has not delivered Possession to Sublessee within ninety (90) days after the Commencement Date, then at any time thereafter and before delivery of Possession of the Premises to Sublessee, Sublessee may give written notice to Sublessor of Sublessee’s intention to cancel this Sublease. Said notice shall set forth an effective date for such cancellation which shall be at least ten (10) days after delivery of said notice to Sublessor. If Sublessor delivers Possession to Sublessee on or before such effective date, this Sublease shall remain in full force and effect. If Sublessor fails to deliver Possession to Sublessee on or before such effective date, this Sublease shall be cancelable by Sublessee, in which case all consideration previously paid by Sublessee to Sublessor on account of this Sublease shall be returned to Sublessee, this Sublease shall thereafter be of no further force or effect, and Sublessor shall have no further liability to Sublessee on account of such delay or cancellation.

6.	RENT.

Sublessee shall pay to Sublessor as Rent, without deduction, setoff, notice or demand, at 3131 Camino del Rio North, Suite 1400, San Diego, CA 92108, or at such other place as Sublessor shall designate from time to time by written notice to Sublessee, the sum of $33,000 per month on a “Full Service” basis, on the first day of each month of the Term. The Monthly Base Rent shall increase by three percent (3%) on each anniversary of the Sublease Commencement Date. Sublessee shall pay to Sublessor upon execution of this Sublease $33,000 as Rent for the first month of the Term and an additional $99,000 as a Security Deposit to be treated in the same manner as is outlined in the Master Lease. If the Term begins on a day other than the first day of a month, the Rent for the partial months shall be prorated on a per diem basis based on the actual number of days in the month in which the Sublease commences.

Sublessee shall have no responsibility for Operating Expense obligations under the Master Lease.

7.	EARLY ACCESS.

Sublessee shall have early and exclusive access to the Premises upon the later of a) May 1, 2021 or b) a mutually executed Sublease, Master Landlord approval, receipt of first month’s rent and security deposit, satisfactory proof of insurance, and Sublessor vacating the Premises.

8.	OTHER PROVISIONS OF SUBLEASE.

All applicable terms and conditions of the Master Lease are incorporated into and made a part of this Sublease as if Sublessor were the lessor thereunder, Sublessee the lessee thereunder, and the Premises the Master Premises, except for the following:

Parking: Forty-Seven (47) unreserved parking spaces at no cost and four (4) reserved parking spaces at the current parking rate $135/month.

FF&E: Ownership of all FF&E outlined in the attached Exhibit A shall transfer to Sublessee with the Sublease as consideration of the Sublease. Sublessor shall provide an inventory of all FF&E available (Sublessor is preparing an exhibit).

Sublessee assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except that the obligation to pay rent to Lessor under the Master Lease shall be considered performed by Sublessee to the extent and in the amount rent is paid to Sublessor in accordance with Section 6 of this Sublease. Sublessee shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. Sublessor shall exercise due diligence in attempting to cause Lessor to perform its obligations under the Master Lease for the benefit of Sublessee. If the Master Lease terminates, this Sublease shall terminate and the parties shall be relieved of any further liability or obligation under this Sublease. Notwithstanding the foregoing, if the Master Lease gives Sublessor any right to terminate the Master Lease in the event of the partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, the exercise of such right by Sublessor shall not constitute a default or breach hereunder.

9.	ATTORNEYS’ FEES.

If Sublessor or Sublessee shall commence legal action against the other arising out of or in connection with this Sublease, the prevailing party shall be entitled to recover its costs of suit and reasonable attorneys’ fees.

10.	AGENCY DISCLOSURE.

Sublessor and Sublessee each warrant that they have dealt with no other real estate broker in connection with this transaction except Hughes Marino, who represents Sublessor, and Jones Lang

LaSalle, who represents Sublessee. In the event that Hughes Marino, Inc. represents both Sublessor and Sublessee, Sublessor and Sublessee hereby confirm that they were timely advised of the dual representation and that they consent to the same, and that they do not expect Hughes Marino to disclose to either of them the confidential information of the other party.

11.	COMMISSION.

Sublessor shall pay a leasing commission in the amount of seven percent (7%) of the gross rental rate for the Term. A total of four percent (4%) shall be paid to Jones Lang LaSalle Brokerage, Inc. (Scott Schindler) and three percent (3%) to Hughes Marino, Inc.. Fifty Percent (50%) shall be due upon execution of the Sublease and fifty percent (50%) upon Sublease Commencement.

12.	NOTICES.

All notices and demands which may or are to be required or permitted to be given by either party on the other hereunder shall be in writing. All notices and demands by the Sublessor to Sublessee shall be mailed to the Sublessee at the Premises, or to such other place as Sublessee may from time to time designate in a notice to the Sublessor. All notices and demands by the Sublessee to Sublessor shall be mailed to the Sublessor at the address set forth above, and to such other person or place as the Sublessor may from time to time designate in a notice to the Sublessee.

SUBLESSOR:		SUBLESSEE:

By:		By:

Name:		Name:	Vanessa Luna

Title:	CEO	Title:	COO

Date:	4/2/2021	Date:	4/2/2021

By:

Name:

Title:	Secretary

Date:	4/2/2021

Exhibit A